Exhibit 10.2

SECOND AMENDMENT TO
TERM LOAN AGREEMENT

THIS SECOND AMENDMENT TO TERM LOAN AGREEMENT (this “Amendment”) made as of the 24th day of April, 2018, by and among KITE REALTY GROUP, L.P., a Delaware limited partnership (“Borrower”), KITE REALTY GROUP TRUST, a real estate investment trust formed under the laws of the State of Maryland (“Guarantor”), KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), THE OTHER LENDERS WHICH ARE SIGNATORIES HERETO (KeyBank and the other lenders which are signatories hereto, collectively, the “Lenders”), and KEYBANK NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders (the “Agent”).

W I T N E S S E T H:

WHEREAS, Borrower, Agent, the Lenders and certain other parties entered into that certain Term Loan Agreement dated as of October 26, 2015, as amended by that certain First Amendment to Term Loan Agreement dated as of July 28, 2016 (as amended, the “Credit Agreement”); and

WHEREAS, Borrower has requested that the Agent and the Lenders make certain modifications to the terms of the Credit Agreement; and

WHEREAS, the Agent and the Lenders have agreed to make such modifications subject to the execution and delivery by Borrower and Guarantor of this Amendment.

NOW, THEREFORE, for and in consideration of the sum of TEN and NO/100 DOLLARS ($10.00), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

1.                                      Definitions.  All the terms used herein which are not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

2.                                      Modification of the Credit Agreement.  Borrower, the Lenders and Agent do hereby modify and amend the Credit Agreement as follows:

(a)                                 By deleting in their entirety the definitions of “Capitalization Rate”, “Credit Rating”, “Credit Rating Level”, “Ground Lease”, “Investment Grade Rating”, “LIBOR”, “Rating Agencies”, “Sanctions Laws and Regulations”, “S&P”, “Total Asset Value”, “Unencumbered Pool Property Controlled Subsidiary”, and “Unencumbered Pool Value” appearing in Section 1.1. of the Credit Agreement, and by inserting in lieu thereof the following:

‘Capitalization Rate’ means six and one-half percent (6.50%).

‘Credit Rating’ means, as of any date of determination, the highest of the credit ratings (or their equivalents) then assigned to Parent’s or Borrower’s long-term senior unsecured non-credit enhanced debt by, subject to the terms hereof, any of the Rating Agencies.  A credit rating of BBB- from S&P or Fitch is equivalent to a credit rating of Baa3 from Moody’s and vice versa.  A credit rating of BBB from S&P or Fitch is equivalent to a credit rating of Baa2 from Moody’s and vice versa.  It is the intention of the parties that if Parent or Borrower only has one credit rating in effect from S&P or Moody’s, then such rating shall apply. If the Parent or Borrower has a credit rating from S&P or Moody’s, it may also include a credit rating from Fitch in determining its Credit Rating.  In the event the only credit rating is from Fitch, Borrower shall be deemed to not have a Credit Rating.  If Parent or Borrower shall have obtained a credit rating from more than one of the Rating Agencies, the highest of the credit ratings shall control provided that the next highest rating for such Person is only one level below that of the highest rating.  If the next highest rating for such Person is more than one level below that of the highest credit rating for such Person, the operative rating would be deemed to be one rating level lower than the highest of the ratings.  If Parent or Borrower shall have obtained a credit rating from one or more of the Rating Agencies and shall thereafter lose such credit rating or ratings (whether as a result of a withdrawal, suspension, election to not obtain a rating, or otherwise) from such Rating Agency or Rating Agencies and as a result does not have a credit rating from one or more of S&P or Moody’s, the Parent or Borrower shall be deemed for the purposes hereof not to have a credit rating.  If at any time any of the Rating Agencies or any Rating Agency which has issued a credit rating of Parent or Borrower shall no longer perform the functions of a securities rating agency, then the Borrower and the Administrative Agent shall promptly negotiate in good faith to agree upon a substitute rating agency or agencies (and to correlate the system of ratings of each such substitute rating agency with that of the rating agency being replaced) and, pending such amendment, (i) in the case of a cessation of the functions of the Rating Agencies that have provided a credit rating, the Applicable Credit Rating shall, subject to the terms hereof, be determined by reference to the rating most recently in effect prior to such cessation and (ii) in the case of a cessation of function of one Rating Agency and not the other Rating Agencies that have provided a credit rating, the Credit Rating of the other of the Rating Agencies shall, subject to the terms hereof, continue to apply.

‘Credit Rating Level’ means one of the following five pricing levels, as applicable, and provided that, from and after the time that Administrative Agent receives written notice from Borrower that Parent or Borrower has an Investment Grade Rating from at least one of the Rating Agencies (subject to the terms of the definition of Credit Rating) and that Borrower has irrevocably elected to have the Applicable Margin determined based on Parent’s or Borrower’s Investment Grade Rating, during any period that the Parent has no Credit Rating Level, Credit Rating Level 5 shall be the applicable Credit Rating Level:

“Credit Rating Level 1” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to A- by S&P, A3 by Moody’s or, subject to the terms of the definition of “Credit Rating”, A- by Fitch;

“Credit Rating Level 2” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB+ by S&P, Baa1 by Moody’s or, subject to the terms of the definition of “Credit Rating”, BBB+ by Fitch and Credit Rating Level 1 is not applicable;

“Credit Rating Level 3” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB by S&P, Baa2 by Moody’s or, subject to the terms of the definition of “Credit Rating”, BBB by Fitch and Credit Rating Levels 1 and 2 are not applicable;

“Credit Rating Level 4” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB- by S&P, Baa3 by Moody’s or, subject to the terms of the definition of “Credit Rating”, BBB- by Fitch and Credit Rating Levels 1, 2 and 3 are not applicable; and

“Credit Rating Level 5” means the Credit Rating Level which would be applicable for so long as the Credit Rating is less than BBB- by S&P, Baa3 by Moody’s or, subject to the terms of the definition of “Credit Rating”, BBB- by Fitch or there is no Credit Rating.

‘Ground Lease’ means a ground lease containing the following terms and conditions:  (a) a remaining term (exclusive of any unexercised extension options) of 25 years or more from the Second Amendment Effective Date, or with respect to any Ground Lease with respect to any Property that is an Unencumbered Pool Property included in the Unencumbered Pool prior to the Second Amendment Effective Date, 25 years or more from July 28, 2016; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

‘Investment Grade Rating’ means a Credit Rating of BBB- or better by S&P, Baa3 or better by Moody’s or, subject to the terms of the definition of “Credit Rating”, BBB- or better by Fitch.

‘LIBOR’ means, with respect to a LIBOR Loan for any Interest Period therefor, the average rate as shown in Reuters Screen LIBOR01 Page (or any successor service, or if such Person no longer reports such rate as determined by Agent, by another commercially available source providing such quotations approved by Agent) (such rate, the “LIBOR Screen Rate”) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates.  If such service or such other Person approved by Agent described above no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market, then at the option of Agent, Loans shall accrue interest at the Base Rate plus the Applicable Margin for such Loan.

‘Rating Agencies’ means S&P, Moody’s and Fitch, collectively, and “Rating Agency” means S&P, Moody’s or Fitch.

‘Sanctions Laws and Regulations’ means any applicable sanctions, prohibitions or requirements imposed by any applicable executive order or by any applicable sanctions program administered by OFAC, the United States Department of Treasury, the United States Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury.

‘S&P’ means S&P Global Ratings.

‘Total Asset Value’ means, on any date of determination, the sum of all of the following of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis:  (a) cash and Cash Equivalents, plus (b) with respect to each Property that is a Core Property or a Non-Core Property then owned by the Borrower or any Subsidiary (but excluding (A) Properties acquired by the Borrower or any Subsidiary during the immediately preceding four (4) fiscal quarter periods of the Borrower for which financial results have been reported, (B) Construction-In-Process Properties and (C) Unimproved Land), the quotient of (i) the product of (A) Net Operating Income attributable to such Property for the fiscal two (2) quarters most recently ended for which financial results have been reported, times (B) 2, divided by (ii) the Capitalization Rate, plus (c) the GAAP book value of Properties that are Core Properties or Non-Core Properties then owned which were acquired during the four (4) fiscal quarters most recently ended for which financial results have been reported, plus (d) the aggregate Construction-In-Process Value of each Construction-In-Process Property then owned, plus (e) the GAAP book value of those portions of Renovation Properties which are then vacant and under renovation, Unimproved Land, Mortgage Note Receivables and other promissory notes then owned, plus (f) Marketable Securities.  The Borrower’s pro rata share of assets held by Unconsolidated Affiliates will be included in Total Asset Value calculations consistent with the above described treatment for wholly owned assets.  Notwithstanding the foregoing, to the extent that more than (i) ten percent (10%) of Total Asset Value would be attributable to Mortgage Notes Receivable (with each asset valued at the lower of its acquisition cost and its fair market value); (ii) twenty percent (20%) of Total Asset Value would be attributable to Unconsolidated Affiliates (valued at the greater of their aggregate cash investment in that entity or the portion of Total Asset Value attributable to such entity or its assets (with such value determined without regard to the limitations in this sentence) as the case may be); (iii) ten percent (10%) of Total Asset Value would be attributable to Unimproved Land (with each asset valued at its GAAP book value); (iv) fifteen percent (15%) of Total Asset Value would be attributable to the Development Properties (with each asset valued at its GAAP book value and including the Borrower’s pro-rata share of the GAAP book value of Development Properties owned by Unconsolidated Affiliates); (v) ten percent (10%) of Total Asset Value would be attributable to Marketable Securities (valued in accordance with GAAP); or (vi) the aggregate of investments under clauses (i), (iii), (iv) and (v) above would exceed twenty-five percent (25%) of Total Asset Value, such excess shall be excluded from the calculation of Total Asset Value.

‘Unencumbered Pool Property Controlled Subsidiary’ means each of Inland Diversified Las Vegas Craig, L.L.C., Inland Diversified North Las Vegas Losee, L.L.C. and Dayville Property Development LLC, provided that such Persons shall only qualify as an Unencumbered Pool Property Controlled Subsidiary if at all times (a) the Borrower or a Wholly Owned Subsidiary of the Borrower is the managing member of the sole members of such Person (the “Upper Tier Venture”), (b) the Borrower or a Wholly Owned Subsidiary of Borrower owns at least a majority of the economic interest in such Person and the Upper Tier Venture, (c) the Borrower or a Wholly Owned Subsidiary of Borrower controls all operational, financing, sale and investment decisions related to such Unencumbered Controlled Pool Property (or the remedy for selling the applicable Property prior to December 27, 2018 without the consent of the holders of the balance of the interests in the Upper Tier Venture would be to allow such holders to require the redemption of their interest), (d) the Unencumbered Pool Property Controlled Subsidiary and the Upper Tier Venture have the power and authority without any limit to cause the Unencumbered Pool Property Controlled Subsidiary to be a Guarantor and to grant a Lien to secure the Obligations of Borrower under the Loan Documents, and (e) there is no contractual provision or agreement with the holder of the balance of the interests in the Upper Tier Venture and/or Unencumbered Pool Property Controlled Subsidiary that provides such holder with the right (x) to change or replace management of such Unencumbered Pool Property Controlled Subsidiary or Upper Tier Venture, (y) to obtain additional consent or approval rights, or (z) to acquire the direct or indirect interest of Borrower in such Unencumbered Pool Property Controlled Subsidiary or Upper Tier Venture, upon non-payment of any distributions to it or other default by Borrower or other Wholly Owned Subsidiary of Borrower.

‘Unencumbered Pool Value’ means, as of any date of determination, (i) (A) the annualized aggregate NOI attributable to then-current Unencumbered Pool Properties included in the Unencumbered Pool for the period of two (2) fiscal quarters most recently ended for which financial results of Parent have been reported (excluding 100% of the NOI attributable to any such Properties which constitute, as of such date, either Construction-In-Process Properties or Non-Core Properties, or which are not owned by Borrower or a Wholly Owned Subsidiary of Borrower or an Unencumbered Pool Property Controlled Subsidiary for at least the four (4) immediately preceding full fiscal quarters for which financial results of Borrower have been reported (or which are no longer owned by Borrower or a Wholly Owned Subsidiary of Borrower or an Unencumbered Pool Property Controlled Subsidiary as of such date)) divided by (B) the Capitalization Rate, plus (ii) the value, at cost, of all Unencumbered Pool Properties included in the Unencumbered Pool acquired by Borrower or a Wholly Owned Subsidiary of the Borrower or an Unencumbered Pool Property Controlled Subsidiary during the four (4) immediately preceding full fiscal quarters for which financial results of Borrower have been reported, plus (iii) the value, at cost, of any Unencumbered Pool Properties included in the Unencumbered Pool that are either Non-Core Properties or Construction-In-Process Properties and of those portions of the Eligible Unencumbered Pool Properties which are also Renovation Properties which are then vacant and under renovation, provided, however, (x) should the amount added under clause (iii) herein on account of Non-Core Properties, Construction-In-Process Properties and such portions of Renovation Properties constitute more than fifteen percent (15%) of the total Unencumbered Pool Value, or should the total amount of Unencumbered Pool Value attributable to Unencumbered Pool Properties leased by Borrower and the Borrowing Base Subsidiaries under Ground Leases constitute more than fifteen percent (15%) of the total Unencumbered Pool Value, such excess in each case above fifteen percent (15%) shall be excluded for purposes of calculating Unencumbered Pool Value, and (y)

provided further that if any Renovation Property is an Unencumbered Controlled Pool Property, the cost attributable to such Property shall be adjusted in a manner reasonably satisfactory to the Agent to account for the minority interest in such Property.”

(b)                                 By deleting in their entirety the definitions of “Net Proceeds” and “Tangible Net Worth” appearing in Section 1.1. of the Credit Agreement.

(c)                                  By inserting the following definitions in Section 1.1. of the Credit Agreement, in the appropriate alphabetical order:

“‘Fitch’ means Fitch Ratings Inc.

‘LIBOR Screen Rate’ has the meaning given that term in the definition of LIBOR.

‘Second Amendment Effective Date’ means April 24, 2018”.

(d)                                 By deleting in its entirety Section 5.2. of the Credit Agreement, and inserting in lieu thereof the following:

“Section 5.2.                          Suspension of LIBOR Loans.

(a)                                 Anything herein to the contrary notwithstanding, if, on or prior to the determination of Adjusted LIBOR for any Interest Period:

(i)                                     the Agent reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR for such Interest Period, or

(ii)                                  the Agent reasonably determines (which determination shall be conclusive) that Adjusted LIBOR will not adequately and fairly reflect the cost to the Lenders of making or maintaining LIBOR Loans for such Interest Period;

then the Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either repay such Loan or Convert such Loan into a Base Rate Loan.

(b)                                 If at any time the Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 5.2.(a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 5.2.(a)(i) have not arisen but the supervisor for the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Screen Rate or similar reference shall no longer be used for determining interest rates for loans, then the Agent and the Borrower shall endeavor to establish an alternate rate of interest to Adjusted LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin).  Agent may require each Guarantor to consent to such amendment.  Notwithstanding anything to the contrary in Section 13.6., such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest and a copy of the proposed amendment is provided to the Lenders, a written notice from the Requisite Lenders stating that such Requisite Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 5.02.(b), only to the extent the LIBOR Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any request for the Conversion of any Loan to, or Continuation of any Loan as, a LIBOR Loan shall be ineffective and (y) if any Notice of Borrowing requests a LIBOR Loan, such borrowing shall be made as a Base Rate Loan; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.”

(e)                                  By deleting in its entirety Section 7.1.(z) of the Credit Agreement, and inserting in lieu thereof the following:

“(z)                            OFAC.  None of the Borrower, the Guarantors nor any Subsidiary, or any of such Persons’ respective directors, officers, or, to the knowledge of Borrower and Parent, any employees, agents, advisors or Affiliates of Borrower, any Guarantor or any Subsidiary (i) is (or will be) a Person: (A) that is, or is owned or controlled by Persons that are:  (1) the subject or target of any Sanctions Laws and Regulations or (2) located, organized or resident in a country or territory that is itself, or whose government is, the subject of Sanctions Laws and Regulations, including, without limitation as of the First Amendment Effective Date Crimea, Cuba, Iran, North Korea, and Syria (collectively, “Sanctioned Countries”) or (B) with whom any Lender is prohibited or restricted from doing business under Sanctions Laws and Regulations, including, those Persons named on OFAC’s Specially Designated and Blocked Persons list or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and (ii) is not and shall not engage in any dealings or transactions or otherwise be associated with any such Person (any such Person, a “Designated Person”) except as is authorized or not prohibited under Sanctions Laws and Regulations.”

(f)                                   By deleting in its entirety Section 8.15(a) of the Credit Agreement, and inserting in lieu thereof the following:

“(a)                           The Borrower shall not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Unconsolidated Affiliate or other Person to fund any activities or business of, in or with any Designated Person or Sanctioned Country, in any manner that would result in a violation of applicable Sanctions Laws and Regulations or applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations, in any applicable jurisdiction by any party to this Agreement.”

(g)                                  By deleting in its entirety Section 10.1. of the Credit Agreement, and inserting in lieu thereof the following:

“Section 10.1.                  Financial Covenants.

The Borrower shall not permit:

(a)                                 Maximum Leverage Ratio.  The Leverage Ratio to exceed the ratio of 0.60 to 1.00 at any time; provided, however, that for any one (1) period (but only one (1) period during the term of this Agreement) of up to four (4) consecutive fiscal quarters immediately following a Material Acquisition of which Borrower has given Agent written notice, the Leverage Ratio may exceed the ratio of 0.60 to 1.00 but shall not exceed the ratio of 0.65 to 1.00 during such period.

(b)                                 Minimum Fixed Charge Coverage Ratio.  The ratio of (i) Adjusted EBITDA for the two (2) fiscal quarters of the Parent most recently ended to (ii) Fixed Charges for such period, to be less than 1.5 to 1.00 at any time.

(c)                                  [Intentionally Omitted.]

(d)                                 [Intentionally Omitted.]

(e)                                  [Intentionally Omitted.]

(f)                                   Secured Indebtedness.  The ratio of (i) Secured Indebtedness of the Parent, the Borrower, or any Subsidiary of Parent, determined on a consolidated basis, to (ii) Total Asset Value to exceed .45 to 1.00 at any time.

(g)                                  Unsecured Leverage.  The ratio of (i) the aggregate Unsecured Indebtedness of the Parent, the Borrower, or any Subsidiary of Parent, determined on a consolidated basis, to (ii) Unencumbered Pool Value to exceed 0.60 to 1.00 at any time; provided, however, that for any one (1) period (but only one (1) period during the term of this Agreement) of up to four (4) consecutive fiscal quarters immediately following a Material Acquisition of which Borrower has given Agent written notice, the ratio of (x) the aggregate Unsecured Indebtedness of the Parent, the Borrower or any Subsidiary of Parent, determined on a consolidated basis, to (y) Unencumbered Pool Value may exceed 0.60 to 1.00 but shall not exceed the ratio of 0.65 to 1.00 during such period.

(h)                                 Unsecured Debt Interest Coverage Ratio.  The Unsecured Debt Interest Coverage Ratio to be less than 1.75 to 1.00 at any time.”

(h)                                 By deleting in its entirety Section 10.4. of the Credit Agreement, and inserting in lieu thereof the following:

“Section 10.4.                  [Intentionally Omitted.]”

3.                                      References to Credit Agreement.  All references in the Loan Documents to the Credit Agreement shall be deemed a reference to the Credit Agreement, as modified and amended herein.

4.                                      Acknowledgment of Borrower and Guarantor.  Borrower and Guarantor hereby acknowledge, represent and agree that the Loan Documents, as modified and amended herein, remain in full force and effect and constitute the valid and legally binding obligation of Borrower and Guarantor, as applicable, enforceable against Borrower and Guarantor in accordance with their respective terms (except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and the effect of general principles of equity), and that the execution and delivery of this Amendment does not constitute, and shall not be deemed to constitute, a release, waiver or satisfaction of Borrower’s or Guarantor’s obligations under the Loan Documents.

5.                                      Representations and Warranties.  Borrower and Guarantor represent and warrant to Agent and the Lenders as follows:

(a)                                 Authorization.  The execution, delivery and performance of this Amendment and any agreements executed and delivered in connection herewith and the transactions contemplated hereby and thereby (i) are within the authority of Borrower and Guarantor, (ii) have been duly authorized by all necessary proceedings on the part of the Borrower and Guarantor, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any of the Borrower or Guarantor is subject or any judgment, order, writ, injunction, license or permit applicable to any of the Borrower or Guarantor, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement or certificate, certificate of formation, operating agreement, articles of incorporation or other charter documents or bylaws of, or any mortgage, indenture, agreement, contract or other instrument binding upon, any of the Borrower or Guarantor or any of their respective properties or to which any of the Borrower or Guarantor is subject, and (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of any of the Borrower or Guarantor.

(b)                                 Enforceability.  This Amendment and any agreements executed and delivered in connection herewith are valid and legally binding obligations of Borrower and Guarantor enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and the effect of general principles of equity.

(c)                                  Approvals.  The execution, delivery and performance of this Amendment and any agreements executed and delivered in connection herewith and the transactions contemplated hereby and thereby do not require the approval or consent of any Person or the authorization, consent, approval of or any license or permit issued by, or any filing or registration with, or the giving of any notice to, any court, department, board, commission or other governmental agency or authority other than those already obtained and any disclosure filings with the SEC as may be required with respect to this Amendment.

(d)                                 Reaffirmation.  Borrower and Guarantor reaffirm and restate as of the date hereof each and every representation and warranty made by the Borrower and Guarantor and their respective Subsidiaries in the Loan Documents or otherwise made by or on behalf of such Persons in connection therewith except for representations or warranties that expressly relate to an earlier date.

6.                                      No Default.  By execution hereof, the Borrower and Guarantor certify that as of the date of this Amendment and immediately after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

7.                                      Waiver of Claims.  Borrower and Guarantor acknowledge, represent and agree that none of such Persons has any defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever arising on or before the date hereof with respect to the Loan Documents, the administration or funding of the Loan or with respect to any acts or omissions of Agent or any Lender, or any past or present officers, agents or employees of Agent or any Lender pursuant to or relating to the Loan Documents, and each of such Persons does hereby expressly waive, release and relinquish any and all such defenses, setoffs, claims, counterclaims and causes of action arising on or before the date hereof, if any.

8.                                      Ratification.  Except as hereinabove set forth, all terms, covenants and provisions of the Credit Agreement remain unaltered and in full force and effect, and the parties hereto do hereby expressly ratify and confirm the Loan Documents as modified and amended herein.  Guarantor hereby consents to the terms of this Amendment.  Nothing in this Amendment or any other document delivered in connection herewith shall be deemed or construed to constitute, and there has not otherwise occurred, a novation, cancellation, satisfaction, release, extinguishment or substitution of the indebtedness evidenced by the Notes or the other obligations of Borrower and Guarantor under the Loan Documents.

9.                                      Effective Date.  This Amendment shall be deemed effective and in full force and effect as of the date hereof upon the execution and delivery of this Amendment by Borrower, Guarantor, Agent and the Requisite Lenders and the effectiveness of that certain First Amendment to Fifth Amended and Restated Credit Agreement, dated as of even date herewith, by and between Borrower, Guarantor, Agent and all of the lenders party thereto. The Borrower will pay the reasonable fees and expenses of Agent in connection with this Amendment in accordance with Section 13.2. of the Credit Agreement.

10.                               Amendment as Loan Document.  This Amendment shall constitute a Loan Document.

11.                               Counterparts.  This Amendment may be executed in any number of counterparts which shall together constitute but one and the same agreement.

12.                               MISCELLANEOUS.  THIS AMENDMENT SHALL PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401 BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.  This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors, successors-in-title and assigns as provided in the Credit Agreement.

IN WITNESS WHEREOF, the parties hereto have hereto set their hands and affixed their seals as of the day and year first above written.

BORROWER:

KITE REALTY GROUP, L.P., a Delaware limited partnership

By:	Kite Realty Group Trust, its sole General Partner

By:	/s/ Daniel R. Sink
Daniel R. Sink, Executive Vice President and
Chief Financial Officer

REIT:

KITE REALTY GROUP TRUST

By:	/s/ Daniel R. Sink
Name:	Daniel R. Sink
Title:	Executive Vice President and Chief Financial Officer

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LENDERS:

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ James Komperda
Name: James Komperda
Title: Vice President

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CAPITAL ONE, NATIONAL ASSOCIATION, as Co-Syndication Agent and as a Lender

By:	/s/ Frederick H. Denecke
Name: Frederick H. Denecke
Title: Senior Vice President

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REGIONS BANK, as Co-Syndication Agent and as a Lender

By:	/s/ Lee Surtees
Name: Lee Surtees
Title: Senior Vice President

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SUNTRUST BANK, as a Lender

By:	/s/ Alexander Rownd
Name: Alexander Rownd
Title: Vice President

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JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Elizabeth Johnson
Name: Elizabeth Johnson
Title: Executive Director

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RAYMOND JAMES BANK, N.A., as a Lender

By:	/s/ Scott G. Axelrod
Name: Scott Axelrod
Title: Senior Vice President

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ASSOCIATED BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Shawn S. Bullock
Name: Shawn S. Bullock
Title: Senior Vice President